Exhibit - 99.1

4 Mill Ridge Lane Mill Ridge Farm Chester, NJ 07930 Main: 908-879-1400 Fax: 908-879-9191
ADAMS RESPIRATORY THERAPEUTICS ENTERS INTO SETTLEMENT
AGREEMENT WITH MUTUAL PHARMACEUTICAL
Adams ‘252 Patent is Valid and Enforceable and
Infringed by Mutual ANDA Guaifenesin Products
Adams Grants Mutual a Non-Exclusive License, under its Patents, to Market Generic 600 mg Single-Agent Guaifenesin Products on or after July 1, 2012
Under Certain Circumstances, Mutual May Market Licensed
Guaifenesin Products 60 Days Prior to the Date of First Sale by a Third Party
CHESTER, N.J. (Mar. 21, 2007) — Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) today announced that it has entered into a settlement agreement with Mutual Pharmaceutical Co. and United Research Laboratories, Inc., both wholly owned subsidiaries of Pharmaceutical Holdings Corp. (collectively Mutual). The agreement relates to the patent infringement lawsuit filed by Adams in the U.S. District Court for the Eastern District of Pennsylvania on Oct. 4, 2006, against Mutual for infringement of Adams’ U.S. Patent No. 6,372,252 (‘252 patent), which expires in 2020.
The lawsuit was in response to Mutual’s notification that it filed an Abbreviated New Drug Application (ANDA) with the Food and Drug Administration (FDA) seeking approval to engage in the commercial manufacture, use or sale of generic versions of Adams’ 600 and 1200 mg single-ingredient guaifenesin extended-release tablets prior to the expiration of the ‘252 patent. The ‘252 patent is listed in the Orange Book with the FDA and covers Adams’ extended-release guaifenesin single-agent and combination products.
Patent Infringement Lawsuit Settled
Under the settlement agreement, Mutual admits that the Adams patent is valid and enforceable. Mutual also admits that certain single-agent and combination generic extended-release guaifenesin-based products infringe the ‘252 patent. In addition, both parties have agreed to dismiss all patent infringement claims and all counterclaims in the lawsuit.
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Product License Granted
Under the settlement agreement, Adams grants Mutual a non-exclusive, royalty-free license, with the right to grant a single sublicense – under its patents — to sell certain licensed products in the United States beginning no earlier than July 1, 2012, excluding certain events as described below.
Commenting on the agreements, president and CEO, Michael J. Valentino said, “I am extremely pleased with the outcome of this situation. We believe that this settlement agreement not only reinforces the strength of our patent portfolio protecting our oral solid, extended-release guaifenesin products, but it also eliminates the uncertainty around this situation and our ability to drive meaningful growth for these products well into the future.”
The settlement agreement covers certain 600 mg and 1200 mg single-agent and combination extended-release guaifenesin products.
600 mg single-agent extended-release guaifenesin
•	If Mutual obtains FDA approval to market certain 600 mg single-agent extended-release guaifenesin products, then Adams will grant Mutual a license to begin selling these products on or after July 1, 2012, excluding the following events:
▪	If prior to that date a third party files an ANDA, certifies against and successfully challenges Adams’ patents, and gains final FDA approval for that product, then Mutual may, if it has final FDA approval for that product, commence selling its product 60 days prior to the date of first sale by the third party.

▪	If Mutual has not received FDA approval to market a 600 mg single-agent extended-release guaifenesin product at the time a third party commences selling an FDA-approved version, then Mutual may enter into a supply agreement with Adams. Under the supply agreement, Mutual would purchase tablets at full cost plus a 10 percent royalty, based on Mutual’s net sales of the licensed product. Should Mutual elect this option, Mutual’s sales could commence 90 days after the date of first sale by the third party.
1200 mg single-agent and 600/1200 mg combination extended-release guaifenesin products
•	If Mutual obtains FDA approval to market these 1200 mg single-agent extended-release guaifenesin products or these 600/1200 mg combination extended-release products, then Adams will grant Mutual a license to begin selling these products if the following events occur:
▪	If a third party files an ANDA, certifies against and successfully challenges Adams’ patents, and gains final FDA approval for that product, then Mutual may commence selling its product 60 days prior to the date of first sale by the third party.

▪	If Mutual has not received FDA approval to market these products at the time a third party commences selling an FDA-approved version, then Mutual may enter into a supply agreement with Adams. Under the supply agreement, Mutual would purchase tablets at full cost plus a 10 percent royalty, based on Mutual’s net sales of the licensed product. Should Mutual elect this option, Mutual’s sales could commence 90 days after the date of first sale by the third party.

The settlement will be submitted for review by the Federal Trade Commission and U.S. Department of Justice. Adams has not received notification that a third party has filed an ANDA seeking to sell a generic version of any of its single-ingredient or combination extended-release guaifenesin products.
Investor Conference Call and Webcast
Adams management will conduct an investor conference call and webcast on Thursday, Mar. 22, 2007, from 8:00 a.m.-8:30 am. (EDT), to discuss the settlement agreement reported above. Michael J. Valentino, president and CEO, and Robert D. Casale, COO, will host the conference call.
To listen live to the call, dial 1-877-669-8882 or 1-706-758-9391. A replay of the call will be available starting at approximately 10:30 a.m. on Mar. 22 through 5 p.m. on Mar. 29. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID# 3646980.
A live audio webcast of the conference call also will be available by going to the Calendar of Events section of Adams’ Investor Relations web site,http://investor.adamsrt.com. A replay of the webcast will be available starting at approximately 9:30 a.m. on Mar. 22 through 5 p.m. on Apr. 20.
About Adams Respiratory Therapeutics, Inc.
Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.
Forward-Looking Statements
This press release contains certain “forward-looking” statements, including the Company’s belief that the settlement reinforces the strength of the Company’s patent portfolio, the Company’s ability to achieve meaningful growth for its extended-release guaifenesin products, Mutual’s receipt of FDA approval for extended-release guaifenesin products; and a third party filing of an ANDA with the FDA. Such forward-looking statements can be identified by the words “should,” “could,” “would,” “may,” “believe,” and similar expressions and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, among others, the Company’s ability to: obtain approval of the settlement agreement from the Federal Trade Commission and the U.S. Department of Justice; maintain meaningful growth for its products; successfully defend its patent position and protect its trade secrets and other proprietary information; and other risk factors set forth under Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and under Item 1A. Risk Factors in Adams’ Quarterly Report on Form 10-Q for the period ended December 31, 2006. Except to the extent required by applicable securities laws, Adams is not under any obligation to (and expressly disclaims any such obligation to) update its forward-looking statements, whether as a result of new information, future events, or otherwise. All statements contained in this press release are made only as of the date of this press release.
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Investor/Media Contact: Janet M. Barth (908) 879-2428

Source: Adams Respiratory Therapeutics, Inc.